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                                                                  EXHIBIT 99.1

                  BLUE ZONE COMPLETES PRIVATE EQUITY PLACEMENT



TORONTO, SEPTEMBER 12, 2000 -- BLUE ZONE, INC. (NASDAQ: BLZN), the interactive broadcast solutions company and NewsBZ(TM) software developer, announced today that it has completed a private placement of its securities led by a New York-based investment fund. Blue Zone will receive US $4 million at closing and an additional US $1 million when the Company registers the securities with the SEC.


Warrants issued to the investors in relation to this equity placement contain anti-dilution provisions and the number of shares underlying the warrants may be increased in certain circumstances.


Moreover, Blue Zone granted the investors a one-year option to acquire up to an additional US $2 million in securities, based on then-prevailing market prices.


"This financing caps off a number of successes in the past year," said Blue Zone CEO Bruce Warren. "We developed and licensed our interactive broadcast software NewsBZ(TM); significantly expanded our strategic consulting and technology integration capabilities with key hires and two new studios; and achieved a listing on the Nasdaq, the preeminent public market for tech stocks. We look forward to delivering increased value to our shareholders as the result of substantial US and international growth opportunities presented by this financing."


"We will use this financing to enhance Blue Zone's research and development, penetrate new markets and reinforce our position as world leaders in interactive software and broadcast services," said Blue Zone president Jamie Ollivier.


About Blue Zone
Blue Zone makes news interactive. Blue Zone's NewsBz(TM) software integrates TV, radio, the Internet and print media. By enhancing interactivity between broadcasters, advertisers and viewers, NewsBz(TM) enables broadcasters to develop new revenue streams and new audiences. Blue Zone's clients -- including Canada's number one news organization CTV -- use customized NewsBz(TM) software to enrich their programs and simultaneously publish content to television, radio, set-top-boxes, the Internet, cell phones and other handheld devices. Prepare to adjust your set.(TM) www.bluezone.net

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the company) contains statements that are forward-looking, such as statements relating to anticipated future revenues of the company and success of current product offerings. Such forward-looking information involved important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the company. For a description of additional risks and uncertainties, please refer to the company's filings with the Securities and Exchange Commission.


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For more information, please contact
Christopher Moreno
Director of Investor and Regulatory Affairs
Blue Zone